Exhibit 99.1

Ark Restaurants Announces First Quarter Financial Results

NEW YORK--(BUSINESS WIRE)--February 12, 2010--Ark Restaurants Corp. (NASDAQ: ARKR) today reported financial results for the first quarter ended January 2, 2010.

Total revenues for the three-month period ended January 2, 2010 were $25,576,000 versus $26,792,000 in the three months ended December 27, 2008.

EBITDA, as adjusted for non-cash stock option expense and non-controlling interests for the three-month period ended January 2, 2010, was $59,000 versus $1,963,000 during the same three-month period last year. The Company’s net loss for the three-month period ended January 2, 2010 was $723,000, or $0.21 per basic and diluted share, as compared to net income of $847,000, or $0.24 per basic and diluted share, for the same three-month period last year.

Company-wide same store sales decreased 4.4% compared to the same period last year.

Michael Weinstein, the Chairman and Chief Executive Officer of Ark Restaurants Corp. said “The first quarter of the new fiscal year was very difficult. It was largely impaired by the significant reduction in corporate business during the Christmas season in Washington D.C. and New York City, operating losses at our new restaurant, Robert, located at the Museum of Art and Design in New York City and legal expenses related to two ongoing litigations. Robert turned profitable the fourth week of January.”

As of January 2, 2010, the Company had cash, cash equivalents and short term investments totaling $5,285,000. As of the same date, the Company had no long-term debt other than $459,000 remaining due on a five year purchase money obligation undertaken in connection with the Company’s January 8, 2007 acquisition of the Durgin Park Restaurant and the Black Horse Tavern in Boston, Massachusetts.

Ark Restaurants owns and operates 20 restaurants and bars, 30 fast food concepts and catering operations. Seven restaurants are located in New York City, four are located in Washington, D.C., five are located in Las Vegas, Nevada, two are located in Atlantic City, New Jersey, one is located at the Foxwoods Resort Casino in Ledyard, Connecticut and one is located in Boston, Massachusetts. The Las Vegas operations include three restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and nine food court concepts; one bar within the Venetian Casino Resort as well as three food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino. The operations at the Foxwoods Resort Casino include one fast food concept and six fast food concepts at the MGM Grand Casino. In Boston, Massachusetts, the Company operates a restaurant in the Faneuil Hall Marketplace. The Florida operations under management include five fast food facilities in Tampa, Florida and seven fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations.

Except for historical information, this news release contains forward-looking statements, which involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's fillings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ARK RESTAURANTS CORP.
Consolidated Condensed Statement of Operations
For the 13 week periods ended January 2, 2010 and December 27, 2008
(In Thousands, Except per share amounts)

	13 weeks ended	13 weeks ended
	January 2,	December 27,
	2010	2008

TOTAL REVENUES	$25,576	$26,792

COST AND EXPENSES:

Food and beverage cost of sales	6,522	6,711
Payroll expenses	8,981	8,846
Occupancy expenses	4,218	4,128
Other operating costs and expenses	3,585	3,676
General and administrative expenses	2,445	2,140
Depreciation and amortization	897	906

Total costs and expenses	26,648	26,407

OPERATING INCOME (LOSS)	(1,072)	385

OTHER (INCOME) EXPENSE:

Interest income, net	(48)	(192)
Other (income) expense, net	6	(358)
Total other income, net	(42)	(550)

Income (loss) before provision (benefit) for income taxes	(1,030)	935

Provision (benefit) for income taxes	(223)	324

NET INCOME (LOSS)	(807)	611

Net loss attributable to non-controlling interests	84	236

NET INCOME (LOSS) ATTRIBUTABLE TO ARK RESTAURANTS CORP.	$(723)	$847

Net income (loss) per share of Ark Restaurants Corp. common stock
Basic	$(0.21)	$0.24
Diluted	$(0.21)	$0.24

WEIGHTED AVERAGE NUMBER OF SHARES-BASIC	3,490	3,505

WEIGHTED AVERAGE NUMBER OF SHARES-DILUTED	3,490	3,505

EBITDA Reconciliation:
Pre tax income (loss)	$(1,030)	$935
Depreciation and amortization	897	906
Interest	(48)	(192)
EBITDA (a)	$(181)	$1,649

EBITDA adjusted for non-cash stock option expense and non-controlling interests:
EBITDA (as defined) (a)	$(181)	$1,649
Net loss attributable to non-controlling interests	84	236
Non-cash stock option expense	156	78
EBITDA, as adjusted	$59	$1,963

(a) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and cumulative effect of changes in accounting principle. EBITDA, as adjusted, represents EBITDA, as defined above, adjusted for stock based compensation and net losses attributable to non-controlling interests. Stock based compensation represents compensation expenses associated with stock options. Although EBITDA and EBITDA, as adjusted, are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes the use of these non-GAAP financial measures enhance an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of their historical use by the Company as both performance measures and measures of liquidity, and the use of EBITDA and EBITDA, as adjusted by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider these measures in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP, as they may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA and EBITDA, as adjusted, to the most comparable GAAP financial measure, pre-tax income (loss), are included above.

CONTACT:
Ark Restaurants Corp.
Robert Towers, 212-206-8800
bob@arkrestaurants.com